UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2021

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of Principal Executive Offices)	(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	Indicate by check None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

In connection with the previously disclosed development of INSPIRE Entertainment Resort, an integrated entertainment resort project involving the construction of a casino, hotels, family park and other amenities on a project site situated in the IBC (international business center)-III region owned by, and located adjacent to, the Incheon International Airport on Yeongjong Island in Incheon, South Korea (the “Project”), the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment (“MGE”) announced that certain of its subsidiaries have entered into financing arrangements for aggregate funding of approximately $1.55 billion, to be used in Phase 1 of development of the Project. That funding, as described herein, includes a 1.04 trillion Korean won project finance loan (approximately $890.0 million U.S. dollar equivalent) raised through a three-bank Korean consortium with the participation of Korean financial institutions, and a total of $575.0 million in equity, combining MGE’s $300.0 million prior investment and an additional $275.0 million raised through funding from certain private equity firms. The general contractor for the Project has also committed to make a subordinated investment in the Project in the amount of 100.0 billion Korean won (approximately $85.5 million U.S. dollar equivalent).

Item 1.01	Entry into a Material Definitive Agreement.

Project Financing Loan Agreement

On November 29, 2021, Inspire Integrated Resort Co., Ltd. (“Inspire” or the “Borrower”), an indirect wholly owned subsidiary of MGE, made its first draw, in the amount of 208.0 billion Korean won, under that certain loan agreement (the “Loan Agreement”), dated September 24, 2021, by and among the Borrower, the banks and the financial institutions as lenders thereto (each, a “Lender,” and collectively, the “Lenders”), Kookmin Bank Co., Ltd. as the facility agent, and the other parties thereto. The Loan Agreement provides for a loan commitment of up to 1.04 trillion Korean won (the “Facility”), comprised of a 740.0 billion Korean won tranche A facility (the “Tranche A Facility”) and a 300.0 billion Korean won tranche B facility (the “Tranche B Facility”). The Facility is scheduled to mature on the date that is 48 months after the date of first draw under the Facility. The Facility will be used to pay for the construction, operation, financial and other project costs in connection with the Project. All obligations of the Borrower are secured by liens on substantially all assets of, and the equity interests in, the Borrower as of the execution date or acquired thereafter and certain assets related thereto, in each case, subject to certain exceptions and limitations described in the Loan Agreement.

Loans outstanding under the Tranche A Facility bear interest at a fixed rate of 5.4% per annum or a floating rate equal to the sum of the Base Rate (as defined below) and the applicable margin. Loans outstanding under the Tranche B Facility bear interest at a fixed rate of 7.0% per annum or a floating rate equal to the sum of the Base Rate and the applicable margin. In connection with the floating rate loans, (i) the Base Rate means the final quotation yield rate for Korean Won denominated negotiable certificates of deposit having a maturity of 91 days as announced by the Korean Financial Investment Association on the applicable interest rate decision date, and (ii) the applicable margin means (x) for Tranche A loans, the rate obtained by deducting the Base Rate applied in the initial interest period from 5.4% per annum, and (y) for Tranche B loans, the rate obtained by deducting the Base Rate applied in the initial interest period from 7.0% per annum. The Facility includes an interest reserve whereby a portion of loan proceeds will be reserved for payment of interest. Interest on Tranche A loans is fully reserved, and interest on Tranche B is reserved for 36 months.

If any portion of the Facility is undrawn, the Borrower is required to pay a commitment fee to each Lender on the last day of each interest period, which accrues at a rate per annum equal to 0.3% of the amount not drawn from the loan commitment of such Lender as of that date.

Mandatory prepayments are required under the Facility in connection with (i) certain specified asset dispositions and (ii) receipt of insurance proceeds, without prepayment fee. The Facility may not be voluntarily prepaid in whole or in part until one year after the date of first draw under the Facility. After such date, any voluntary prepayment shall include a prepayment fee as follows: (x) prior to the completion of construction of the Project, 1.0% of the principal amount of the Facility to be prepaid; and (y) after the completion of construction, 0.1% of the principal amount of the Facility to be prepaid.

The Loan Agreement contains certain customary covenants applicable to the Borrower, including covenants governing: incurrence of indebtedness, incurrence of liens, investments, mergers or consolidations, asset sales, acquisition of assets, the payment of dividends and other distributions and affiliate transactions. Additionally, the Loan Agreement contains other covenants, representations and warranties, and events of default that are customary for financings of this type.

In connection with the Loan Agreement, MGE has entered into a Credit Enhancement Support Agreement to provide up to $100.0 million credit enhancement support for the Borrower’s payment of principal, interest and other sums due under the Loan Agreement.

Mezzanine Facility

On November 24, 2021 (the “Utilisation Date”), MGE Korea Limited (“MGE Korea”), an indirect wholly owned subsidiary of MGE, received funding in the amount of $275.0 million under that certain secured mezzanine term loan facility agreement (the “Mezzanine Facility Agreement”), dated November 4, 2021, among (including others) MGE Korea, as borrower, the Financial Institutions listed therein and Serica Agency Limited, as facility agent and security agent. The final maturity date under the Mezzanine Facility Agreement is 66 months from and including the Utilisation Date.

The loan drawn under the Mezzanine Facility Agreement was primarily used to make a capital contribution to Inspire for the purpose of partially funding the development of the Project.

The Mezzanine Facility Agreement contains certain customary covenants, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, disposals, acquisitions and investments, arm’s length transactions, mergers and the development and management of the Project. Additionally, the Mezzanine Facility Agreement includes financial maintenance covenants pertaining to net leverage and debt service coverage, and contains a requirement that Inspire maintain a minimum cash balance in the amounts set forth in the Facility Agreement. The Mezzanine Facility Agreement also contains customary events of default relating to, among other things, failure to make payments, breach of covenants and breach of representations.

Any loan under the Mezzanine Facility Agreement will bear “payment-in-kind” interest at a rate of 17.0% per annum, to be compounded and capitalised at the end of each quarter, or paid in cash if so elected by MGE Korea.

In addition, if the loan is either voluntarily prepaid or certain mandatory prepayment events are triggered, or if the loan is repaid following a notice of acceleration, MGE Korea must pay the lenders a prepayment fee as follows: (i) if the prepayment or repayment occurs during the first three years after the utilization of the loan, the prepayment fee will be equal to an amount such that the aggregate of (a) such prepayment fee and (b) the principal amount of the loan so prepaid will be an amount equal to a multiple of 1.65x the principal amount of the loan so prepaid, and (ii) if the prepayment or repayment occurs after the third anniversary of the utilization, the prepayment fee will be equal to an amount such that the aggregate of (a) such prepayment fee and (b) the principal amount of the loan so prepaid shall be an amount yielding an 18.0% per annum internal rate of return on the amount so prepaid.

The Mezzanine Facility Agreement is secured by a fixed charge over 100% of MGE Korea’s share capital, and a debenture over the assets of MGE Korea (save for the share capital MGE Korea holds in Inspire, for so long as it is pledged to secure Inspire’s project financing debt).

Warrants

In connection with the Mezzanine Facility Agreement, MGE Korea Holding III Limited (“MGE Korea Holding III”), the direct parent of MGE Korea and indirect wholly owned subsidiary of MGE, entered into that certain Warrant Agreement (the “Warrant Agreement”), dated November 4, 2021, among (including others) MGE Korea Holding III, BCC Inspire Aggregator, L.P. (“BCC”) and Royale SS II Ltd. (“Royale”; and together with BCC and any other person who holds warrants from time to time, the “Warrantholders”) to issue detachable warrants (the “Warrants”). Under the Warrant Agreement, the Warrantholders, as applicable, may subscribe in cash for shares as follows: (i) up to a total of 3,200 shares in the capital of MGE Korea Holding III to BCC and (ii) up to a total of 1,200 shares in the capital of MGE Korea Holding III to Royale, at an initial exercise price of $0.01 per share. As of the Utilisation Date, the Warrants collectively represented 22.0% of all the fully-diluted share capital of MGE Korea Holding III.

The Warrants are exercisable (i) at any time from the third anniversary of the Utilisation Date until the tenth anniversary of the Utilisation Date, without condition; or (ii) at any time from the Utilisation Date until the tenth anniversary of the Utilisation Date, such exercise being conditional upon an Exit Event (a Qualified IPO or a Trade Sale as such terms are defined in the Warrant Agreement) occurring or any dividend, distribution, payment or return of an income or capital nature in respect of MGE Korea Holding III’s shares being made. Upon the earlier of (x) the tenth anniversary of the Utilization Date and (y) the consummation of an Exit Event, all unexercised Warrants will expire and the rights of the holders of such Warrants to purchase shares in MGE Korea Holding III will terminate.

In the event of an Exit Event or the exercise of the Warrantholder Tag Along Right (as defined in the Warrant Agreement) where a subsidiary of MGE Korea Holding III (“Substitution Entity”) is the subject of such Exit Event or Warrantholder Tag Along Right (as applicable), the Warrantholders or holders of shares in MGE Korea Holding III that have been issued upon the exercise of the Warrants (“Exercise Shareholders”) may request that all (but not less than all) the Warrants and/or shares held by all the Warrantholder or Exercise Shareholders be substituted for duly authorized, validly issued, fully paid and non-assessable common shares of the Substitution Entity (“Substitution Transaction”).

Other than as set forth in the Warrant Agreement, Warrantholders shall not have, nor may exercise, any rights held by holders of shares in the capital of the MGE Korea Holding III to vote or to receive dividends and other distributions solely by virtue thereof as a holder of Warrants. Any Warrantholder or shareholder of MGE Korea Holding III shall enjoy pre-emptive rights in relation to any proposed issuances of equity securities by MGE Korea Holding III or certain entities affiliated with MGE Korea Holding III (as set forth in the Warrant Agreement), subject to customary exceptions.

BCC (for so long as it holds 10% or more of aggregate number of shares underlying the Warrants) or the Warrantholders and Exercise Shareholders who hold more than 50% of the shares underlying the Warrants (at any point after BCC holds less than 10% of the aggregate number of shares underlying the Warrants) (“Put Holder”) shall have a right, as applicable, to require the direct parent of MGE Korea Holding III (“Parent”) to purchase all of the unexercised Warrants that it holds at certain relevant times (the “Put Option”). The Parent shall have a right to require the Warrantholders to sell to it all of the unexercised Warrants that the Warrantholders hold at certain relevant times (the “MGE Call Option”). Both the Put Option and the MGE Call Option are exercisable at any time in the period from (and including) the date six years and six months after the Utilisation Date until the tenth anniversary of the Utilisation Date. The aggregate cash purchase price for both the Put Option and the MGE Call Option shall be equal to the higher of (i) the fair market value of the relevant unexercised Warrants and (ii) $110.0 million, multiplied by a fraction, the numerator of which is the number of the relevant unexercised Warrants and the denominator of which is the total number of Warrants. In addition, if there is a Substitution Transaction but there is a failure of the Exit Event to occur within certain time periods, the Put Option and the MGE Call Option are exercisable in relation to the shares in the Substitution Entity. If the Parent fails to purchase all of the unexercised Warrants pursuant to the Put Option, the Put Holder shall have the right to sell, and require the Parent to sell, all (but not less than all) of their respective equity securities in MGE Korea Holding III to a third-party buyer.

The number of shares in MGE Korea Holding III for which the Warrants are exercisable, and the applicable exercise price thereof, are subject to adjustment from time to time upon certain events as further described in the Warrant Agreement. The Warrants are subject to customary tag along and drag along rights, as well as a right of first refusal/right of first offer over certain equity transfers.

The foregoing descriptions of certain provisions of the Loan Agreement, the Mezzanine Facility Agreement and the Warrant Agreement are qualified in their entirety by reference to the full text of the agreements described herein which the Company expects to file as exhibits to its annual report on Form 10-K for the fiscal year ended September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 with respect to the issuance of the Warrants is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On November 29, 2021, MGE issued a press release announcing the completion of the transactions described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The press release and related information also may be found on MGE’s website at www.mohegangaming.com, under “News.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

99.1	Press Release of Mohegan Gaming & Entertainment, dated November 29, 2021.

104	Cover page Interactive data file (embedded with in the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: December 3, 2021	By:	/s/ Ralph James Gessner Jr.
Ralph James Gessner Jr.
Interim Chairman, Management Board